Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the "Agreement") between Dave Williams (hereinafter referred to as the "Employee") and Penn National Gaming, Inc. and its affiliates (hereinafter referred to as the "Employer"). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.            Employee is party to an Executive Agreement dated January 22, 2020, effective as of January 27, 2020, as amended on March 27, 2020 and October 1, 2020 (the "Executive Agreement"). Employer and Employee hereby agree that Employee’s employment with Employer will end by Employee’s separation of employment (the “Separation”) on February 19, 2021 (the “Final Separation Date”). On December 31, 2020, Employee will resign from the Company as its Executive Vice President and Chief Financial Officer and any officer, director, member, manager positions or other positions with any of the Company’s subsidiaries or affiliates. Employee has further agreed to assist Employer with transition activities through the Final Separation Date. The parties acknowledge and agree that the Separation will occur on the Final Separation Date and that the Separation shall be treated as a termination without cause under the Executive Agreement. Employee will be paid his current base salary through December 31, 2020 and thereafter through the Final Separation Date, Employee will be paid at a rate of one thousand dollars per month.

2.            (a)           Following the execution of this Agreement, Employee will be entitled to the following post-employment benefits: (i) two years pay at his current base salary, which shall be paid in biweekly installments over two years commencing after the Final Separation Date, (ii) a one-time payment of 1.5 times his current base salary payable on the Final Separation Date, (iii) the ability to exercise stock options which vest prior to the Final Separation Date (and for clarity, no other entitlements to any other prior equity grants), and (iv) continued health benefits through February 28, 2021.

       (b)            If Employee accepts any employment with the Employer, or an affiliate or related entity of the Employer, and becomes reemployed during the Severance Period (as defined in the Executive Agreement), Employee acknowledges and agrees that Employee will forfeit all future severance payments from the date on which reemployment commences.

3.            (a)           When used in this Agreement, the word "Releasees" means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, members, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

       (b)            When used in this Agreement, the word "Claims" means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.           In consideration of the promises of the Employer set forth in this Agreement and the Executive Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that Employee (on behalf of either Employee or any other person or persons) ever had or now has against any and all of the Releasees, or which Employee (or Employee’s heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort or common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the "ADEA"), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to Employee’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees. Employee also understands, that by signing this Agreement, Employee is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program.

5.           Employee further certifies that Employee is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that Employee’s separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

6.            Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

7.            Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.

8.             Employee agrees to provide reasonable additional transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986). Any assistance beyond this period will be provided at a mutually agreed cost.

9.             Employee agrees that, except as specifically provided in this Agreement, there is no compensation, benefits, or other payments due or owed to Employee by each or any of the Releasees, including, without limitation, the Employer, and there are no payments due or owed to Employee in connection with Employee’s employment by or the termination of Employee’s employment with each or any of the Releasees except as described in paragraph 2(a) above, including without limitation, any interest in unvested options, SARs, restricted stock, restricted stock units, phantom stock units or other equity issued to, expected by or contemplated by any of the Releasees (which interest is specifically released herein) or any other benefits (including, without limitation, any other severance benefits). For clarity, Employee acknowledges that upon Employee’s Final Separation Date, Employee has no further rights under any bonus arrangement, option plan or performance share plan of Employer. Employee further acknowledges that Employee has not experienced or reported any work-related injury or illness.

10.         Employee agrees not to make any false, misleading, defamatory or disparaging statements, including in blogs, posts on Facebook, twitter, other forms of social media or any such similar communications, about Employer (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the Employer or any of the Releasees. Employee further agrees that Employee has disclosed to Employer all information, if any, in Employee’s possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

11.         The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee's employment.

12.          Sections 11 and 12 (Governing Law, Jurisdiction) of the Executive Agreement shall also apply to this Agreement.

13.          Along with the surviving provisions of the Executive Agreement, including but not limited to Sections 6, 7 and 8, this Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

14.          Employee is advised, and acknowledges that Employee has been advised, to consult with an attorney before signing this Agreement.

15.          Employee acknowledges that Employee is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

16.          All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

17.           Employee acknowledges that Employee has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 18 below, this Agreement will become effective on the date of Employee's signature hereof.

18.            For a period of seven (7) calendar days following Employee’s signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Human Resources Department of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no severance shall be paid. If Employee does not revoke this agreement, payment of the severance pay amount set forth in the Employee’s Executive Agreement will be paid in the manner and at the time(s) described in the Executive Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of four pages.

EMPLOYER		EMPLOYEE

PENN NATIONAL GAMING, INC.

By:	/s/Jay A. Snowden	/s/ Dave Williams
	Jay A. Snowden,	Dave Williams
President and Chief Executive Officer

Date:	12/30/20	Date:	12/22/20

4